Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS NOVEMBER
COMPARABLE STORE SALES INCREASE THREE PERCENT

     PEMBROKE PINES, FL., December 2, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the four weeks ended November 27, 2004 increased three percent after increasing six percent during the corresponding four-week period last year. Total sales during the four-week period ended November 27, 2004 increased seven percent to $97,325,000 compared with $91,379,000 for the comparable four-week period last year.

     Comparable store sales results for November 2004 compared to November 2003 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive low double digits

     For the first ten months of Fiscal 2005, sales have increased 14 percent to $980,891,000 compared to sales of $860,230,000 for the comparable period last year. Comparable store sales increased nine percent for the first ten months of this fiscal year compared to an increase of seven percent during the first ten months of Fiscal 2004.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “We remain pleased with the sales performance of our international operation, consisting of our stores in the United Kingdom, Ireland, France, Switzerland, Austria and Germany. The latter three countries (collectively, SAG) have registered dramatic improvements over the past year, and several of the Company’s highest performing stores can be found in Switzerland. Steady growth is projected to continue there, although we also note that as of October 2004, SAG is going up against very high comps reflective of the past twelve month’s dramatic growth. The United Kingdom is continuing to register improvements, which we expect to extend into next year. The same is true in France, which is beginning to show signs of a turnaround. We believe that our European stores are well positioned for Christmas with inventory our customers will find attractive and fairly priced, and accordingly, expect this holiday season to outperform last year.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “When we announced our third quarter results on November 18, 2004, we indicated that our North American sales during the first two and a half weeks of November did not meet our expectations. That situation continued for the balance of the month. Promotional offerings over the Thanksgiving weekend moved briskly as did our Christmas merchandise. Taking a cue from those results, we will be shifting our promotional strategy in December, to spread out promotions more evenly throughout the month in lieu of weighting them primarily towards the back end. We have not, however, increased the overall level of promotional activity planned for the month. The number of transactions recorded this November exceeded last November, however the increase did not meet our internal projections. As always, December remains the most important month of the quarter, although increased gift card sales also bodes well for January.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
July	$98,824	$85,619	15%	9%
August	$98,990	$87,620	13%	7%
September	$105,884	$93,911	13%	10%
October	$91,909	$82,615	11%	9%
November	$97,325	$91,379	7%	3%
Year-to-Date	$980,891	$860,230	14%	9%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of November 30, 2004, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 146 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 54 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd. and three stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com